Exhibit 99.3

EXECUTION VERSION

STOCK RESTRICTION AGREEMENT

(WITH ACCELERATION)

THIS STOCK RESTRICTION AGREEMENT is entered into as of February 21, 2014, by LAYER3 TV, INC., a Delaware corporation (the “Company”), and Jeffery T. Binder (the “Founder”).

RECITALS

WHEREAS, the Founder entered into a Plan of Conversion dated as of September 27, 2013 with Layer3 TV, LLC (the “LLC”) and David M. Fellows (the “Plan of Conversion”), pursuant to which the Founder acquired 10,000,000 Shares of the Company’s Common Stock (the “Acquired Shares”) in exchange for the Founder’s 82.0% interest in the LLC; and

WHEREAS, pursuant to the Plan of Conversion, the Acquired Shares were fully vested and not subject to repurchase by the Company;

WHEREAS, in order to induce the Company to enter into a sale of shares of its Series A Preferred Stock to certain investors, the Founder hereby agrees to the imposition of contractual restrictions with respect to the Acquired Shares, and the Founder and the Company hereby agree that this Agreement shall govern the right of the Company to repurchase the Acquired Shares in certain circumstances; and

WHEREAS, capitalized terms not defined above are defined in Section 10 of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

SECTION 1. RIGHT OF REPURCHASE.

(a) Scope of Repurchase Right. Until they vest in accordance with Subsection (b) below, 7,500,000 of the Acquired Shares shall be Restricted Shares and shall be subject to the Company’s Right of Repurchase. The Company, however, may decline to exercise its Right of Repurchase or may exercise its Right of Repurchase only with respect to a portion of the Restricted Shares. The Company may exercise its Right of Repurchase only during the Repurchase Period following the termination of the Founder’s Service, but the Right of Repurchase may be exercised automatically under Subsection (d) below. If the Right of Repurchase is exercised, the Company shall pay the Founder an amount equal to $0.0001 for each of the Restricted Shares being repurchased.

(b) Lapse of Repurchase Right. The Right of Repurchase shall lapse with respect to 1/48th of the Restricted Shares when the Founder completes each month of continuous Qualified Service after the date of this Agreement. For the purposes of this Agreement, “Qualified Service” shall mean (i) the Founder’s Service as an Employee and (ii) in the event that the Founder’s Service as an Employee is terminated as a result of an Involuntary Termination, Service as an Outside Director for so long as the Founder does not take any action in violation of the provisions of Section 4 (Restricted Activities) of that certain Proprietary Information and Inventions Agreement (including, after such time that such provisions have ceased by their terms to apply to the Founder under such agreement, any action that would have violated such terms had such terms remained in effect). In addition, the following rules shall apply if the Company is subject to a Change in Control before the Founder’s Qualified Service terminates:

(i) Upon the consummation of a Change in Control prior to such time as the Founder has completed 36 months of continuous Qualified Service, the Right of Repurchase shall lapse with respect to that number of Restricted Shares equal to (x) the total number of Acquired Shares that are Restricted Shares immediately prior to such Change in Control less (y) 2,500,000.

(ii) If the Founder is subject to an Involuntary Termination within 12 months after the Change in Control, then the Right of Repurchase shall lapse with respect to all Restricted Shares.

(c) Escrow. Upon execution of this Agreement, the certificate(s) for Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any additional or exchanged securities or other property described in Subsection (f) below shall immediately be delivered to the Company to be held in escrow. All ordinary cash dividends on Restricted Shares (or on other securities held in escrow) shall be paid directly to the Founder and shall not be held in escrow. Restricted Shares, together with any other assets held in escrow under this Agreement, shall be (i) surrendered to the Company for repurchase upon exercise of the Right of Repurchase or the Right of First Refusal or (ii) released to the Founder upon his or her request to the extent that the Shares have ceased to be Restricted Shares (but not more frequently than once every six months). In any event, all Acquired Shares that have ceased to be Restricted Shares, together with any other vested assets held in escrow under this Agreement, shall be released within 90 days after the earlier of (i) the termination of the Founder’s Qualified Service or (ii) the lapse of the Right of First Refusal.

(d) Exercise of Repurchase Right. The Company shall be deemed to have exercised its Right of Repurchase automatically for all Restricted Shares as of the commencement of the Repurchase Period, unless the Company during the Repurchase Period notifies the holder of the Restricted Shares pursuant to Section 8 that it will not exercise its Right of Repurchase for some or all of the Restricted Shares. The Company shall pay to the holder of the Restricted Shares the purchase price determined under Subsection (a) above for the Restricted Shares being repurchased. Payment shall be made in cash or cash equivalents and/or by canceling indebtedness to the Company incurred by the Founder in the purchase of the Restricted Shares. The certificate(s) representing the Restricted Shares being repurchased shall be delivered to the Company.

(e) Termination of Rights as Stockholder. If the Right of Repurchase is exercised in accordance with this Section 1 and the Company makes available the consideration for the Restricted Shares being repurchased, then the person from whom the Restricted Shares are repurchased shall no longer have any rights as a holder of the Restricted Shares (other than the right to receive payment of such consideration). Such Restricted Shares shall be deemed to have been repurchased pursuant to this Section 1, whether or not the certificate(s) for such Restricted Shares have been delivered to the Company or the consideration for such Restricted Shares has been accepted.

(f) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also be made to the price per share to be paid upon the exercise of the Right of Repurchase, provided that the aggregate purchase price payable for the Restricted Shares shall remain the same. In the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Right of Repurchase may be exercised by the Company’s successor.

(g) Transfer of Restricted Shares. The Founder shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares without the Company’s written consent, except as provided in the following sentence. The Founder may transfer Restricted Shares to one or more members of the Founder’s Immediate Family or to a trust established by the Founder for the benefit of the Founder and/or one or more members of the Founder’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Founder transfers any Restricted Shares, then this Agreement shall apply to the Transferee to the same extent as to the Founder.

(h) Assignment of Repurchase Right. The Board of Directors may freely assign the Company’s Right of Repurchase, in whole or in part. Any person who accepts an assignment of the Right of Repurchase from the Company shall assume all of the Company’s rights and obligations under this Section 1.

(i) Part-Time Employment and Leaves of Absence. If the Founder commences working on a part-time basis, then the Company may adjust the vesting schedule set forth in Subsection (b) above. If the Founder goes on a leave of absence, then the Company may adjust the vesting schedule set forth in Subsection (b) above in accordance with the Company’s leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, Service shall be deemed to continue while the Founder is on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of Service is expressly required by the terms of such leave or by applicable law (as determined by the Company). Service shall be deemed to terminate when such leave ends, unless the Founder immediately returns to active work.

SECTION 2. RIGHT OF FIRST REFUSAL.

(a) Right of First Refusal. In the event that the Founder proposes to sell, pledge or otherwise transfer to a third party any Acquired Shares, or any interest in Acquired Shares, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Acquired Shares. If the Founder desires to transfer Acquired Shares, the Founder shall give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Acquired Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal, State or foreign securities laws. The Transfer Notice shall be signed both by the Founder and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Acquired Shares. The Company shall have the right to purchase all, and not less than all, of the Acquired Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company.

(b) Transfer of Shares. If the Company fails to exercise its Right of First Refusal within 30 days after receiving the Transfer Notice, the Founder may, not later than 90 days after the Company received the Transfer Notice, conclude a transfer of the Acquired Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal, State and foreign securities laws and not in violation of any other contractual restrictions to which the Founder is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Founder, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Acquired Shares on the terms set forth in the Transfer Notice within 60 days after the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Acquired Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Acquired Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Acquired Shares subject to this Section 2 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Acquired Shares subject to this Section 2.

(d) Termination of Right of First Refusal. Any other provision of this Section 2 notwithstanding, in the event that the Stock is readily tradable on an established securities market when the Founder desires to transfer Acquired Shares, the Company shall have no Right of First Refusal, and the Founder shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.

(e) Permitted Transfers. This Section 2 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to one or more members of the Founder’s Immediate Family or to a trust established by the Founder for the benefit of the Founder and/or one or more members of the Founder’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Founder transfers any Acquired Shares, either under this Subsection (e) or after the Company has failed to exercise the Right of First Refusal, then this Agreement shall apply to the Transferee to the same extent as to the Founder.

(f) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 2, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(g) Assignment of Right of First Refusal. The Board of Directors may freely assign the Company’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from the Company shall assume all of the Company’s rights and obligations under this Section 2.

(h) Other Rights of First Refusal. Notwithstanding anything in this Section 2 to the contrary, for so long as the Founder remains, with respect to the Acquired Shares, subject to the obligations of that certain Right of First Refusal and Co-Sale Agreement as a “Common Holder” thereunder (the “ROFR Agreement”), the right of first refusal provisions contained in the ROFR Agreement shall supersede the right of first refusal provisions contained in this Section 2. If, however, the ROFR Agreement shall terminate with respect to the Founder or the Acquired Shares, the right of first refusal provisions contained in this Section 2 shall thereafter be in full force and effect in accordance with its terms.

SECTION 3. OTHER RESTRICTIONS ON TRANSFER.

(a) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any State, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Acquired Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any State or any other law.

(b) Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Founder or a Transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Acquired Shares without the prior written consent of the Company or its managing underwriter. Such restriction (the “Market Stand-Off’) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules. The Market Stand-Off shall in any event terminate two years after the date of the Company’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Acquired Shares until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection (c). This Subsection (c) shall not apply to Shares registered in the public offering under the Securities Act.

(c) Rights of the Company. The Company shall not be required to (i) transfer on its books any Acquired Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Acquired Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Acquired Shares have been transferred in contravention of this Agreement.

SECTION 4. SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Founder and the Founder’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 5. NO RETENTION RIGHTS.

Nothing in this Agreement shall confer upon the Founder any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Founder) or of the Founder, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 6. TAX ELECTION.

The imposition of the aforementioned restrictions on the Acquired Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election may be filed only within 30 days after the date of purchase. The form for making the Code Section 83(b) election is attached to this Agreement as Exhibit I. The Founder should consult with his or her tax advisor to determine the tax consequences of acquiring the Acquired Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The Founder acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if the Founder requests the Company or its representatives to make this filing on his or her behalf.

SECTION 7. LEGENDS.

All certificates evidencing Acquired Shares shall bear the following legends (in addition to any legend(s) required by applicable law):

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES AND CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

If required by the authorities of any State in connection with the issuance of the Acquired Shares, the legend or legends required by such State authorities shall also be endorsed on all such certificates.

SECTION 8. NOTICE.

Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Founder at the address that he or she most recently provided to the Company in accordance with this Section 8.

SECTION 9. ENTIRE AGREEMENT.

This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

SECTION 10. CHOICE OF LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 11. DEFINITIONS.

(a) “Acquired Shares” shall mean the Shares acquired by the Founder as described in the Plan of Conversion.

(b) “Agreement” shall mean this Stock Restriction Agreement.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Cause” shall mean:

(i) An unauthorized use or disclosure by the Founder of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii) A material breach by the Founder of any agreement between the Founder and the Company;

(iii) A material failure by the Founder to comply with the Company’s written policies or rules;

(iv) The Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(v) The Founder’s gross negligence or willful misconduct;

(vi) A continuing failure by the Founder to perform assigned duties after receiving written notification of such failure from the Board of Directors; or

(vii) A failure by the Founder to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Founder’s cooperation.

(e) “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity, (ii) the dissolution, liquidation or winding up of the Company or (iii) a sale of all or substantially all of the Company’s assets. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(h) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(i) “Good Reason” shall mean that the Founder resigns within 12 months after one of the following conditions has come into existence without his or her consent:

(i) A reduction in the Founder’s base salary by more than 10% (other than an across-the-board reduction applicable to all employees in a similar pay grade as the Founder);

(ii) A material diminution of the Founder’s authority, duties or responsibilities such the Founder’s authority, duties or responsibilities are wholly inconsistent with Founder’s professional experience and education; or

(iii) A relocation of the Founder’s principal workplace by more than 50 miles.

A condition shall not be considered “Good Reason” unless the Founder gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Founder’s written notice.

(j) “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(k) “Involuntary Termination” shall mean the termination of the Founder’s Service by reason of:

(i) The involuntary discharge of the Founder by the Company (or the Parent or Subsidiary employing him or her) for reasons other than Cause; or

(ii) The voluntary resignation of the Founder for Good Reason.

(l) “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(m) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(n) “Repurchase Period” shall mean a period of 180 consecutive days commencing on the date when the Founder’s Qualified Service terminates for any reason, including (without limitation) death or disability.

(o)    “Restricted Share” shall mean a Purchased Share that is subject to the Right of Repurchase.

(p) “Right of First Refusal” shall mean the Company’s right of first refusal described in Section 2.

(q) “Right of Repurchase” shall mean the Company’s right of repurchase described in Section 1.

(r) “Securities Act” shall mean the Securities Act of 1933, as amended.

(s) “Service” shall mean service as an Employee, Outside Director or Consultant.

(t) “Share” shall mean one share of Stock.

(u) “Stock” shall mean the Common Stock of the Company.

(v) “Subsidiary” shall mean any corporation (other than the Company) in an If unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w) “Transferee” shall mean any person to whom the Founder has directly or indirectly transferred any Purchased Share.

(x) “Transfer Notice” shall mean the notice of a proposed transfer of Purchased Shares described in Section 3.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

FOUNDER:	LAYER3 TV, INC.

/s/ Jeffrey T. Binder	By:	/s/ Jeffrey T. Binder
Jeffrey T. Binder	Name:	Jeffrey T. Binder
	Title:	Chief Executive Officer

EXHIBIT I

SECTION 83(b) ELECTION

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name:	Jeffrey T. Binder
Address:

Social Security No.:

(2)	The property with respect to which the election is made is 7,500,000 shares of the common stock of Layer3 TV, Inc.

(3)	The property was transferred on February 21, 2014.

(4)	The taxable year for which the election is made is the calendar year 2014.

(5)	The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer’s service with the issuer is terminated. The issuer’s repurchase right lapses in a series of installments over a 4-year period ending on February 21, 2018.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $0.0001 per share.

(7)	The amount paid for such property is $0.0001 per share in the form of the taxpayer’s membership interest in Layer3 TV, LLC.

(8)	A copy of this statement was furnished to Layer3 TV, Inc., for whom taxpayer rendered the services underlying the transfer of such property.

(9)	This statement is executed on February , 2014.

Signature of Spouse (if any)	Signature of Taxpayer

Within 30 days after the date of purchase, this election must be filed with the Internal Revenue Service Center where the Purchaser files his or her federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. The Purchaser must (a) file a copy of the completed form with his or her federal tax return for the current tax year and (b) deliver an additional copy to the Company.